Exhibit 99.1

Albany International Reports Second-Quarter Results

Second-Quarter Financial Highlights

  Net sales were $193.5 million, a decrease of 2.3 percent compared to Q2 2013.
  Adjusted EBITDA for Q2 2014 was $37.3 million, compared to $36.1 million in Q2 2013 (see Tables 6 and 7).
  Q2 2014 income attributable to the Company was $0.35 per share. Earnings were reduced by restructuring charges of $0.04 and income tax adjustments of $0.03, and were increased by an insurance-recovery gain of $0.03 and foreign currency revaluation gains of $0.02 (see Table 10).
  Q2 2013 income attributable to the Company was a loss of $0.23 per share. Earnings were reduced by restructuring charges of $0.47, foreign currency revaluation losses of $0.03, income tax adjustments of $0.05, and a loss from discontinued operations of $0.01 (see Table 11).
  Net debt declined $15.8 million during the quarter to $78.2 million (see Table 15).

ROCHESTER, N.H.--(BUSINESS WIRE)--August 4, 2014--Albany International Corp. (NYSE:AIN) reported Q2 2014 income attributable to the Company of $11.2 million. Earnings were reduced by restructuring charges of $2.0 million and income tax adjustments of $0.8 million, and were increased by an insurance-recovery gain of $1.0 million and foreign currency revaluation gains of $1.0 million. In addition, income was reduced by $1.6 million to correct previously reported inventory values (see discussion below).

Q2 2013 income attributable to the Company was a loss of $7.4 million. Earnings were reduced by restructuring charges of $24.3 million, foreign currency revaluation losses of $1.4 million, income tax adjustments of $1.4 million, and a loss from discontinued operations of $0.4 million.

Table 1 summarizes net sales and the effect of changes in currency translation rates:

Table 1

				Impact of	Percent
	Net Sales			Changes	Change
	Three Months ended			in Currency	excluding
	June 30,		Percent	Translation	Currency Rate
(in thousands)	2014	2013	Change	Rates	Effect
Machine Clothing (MC)	$172,809	$177,536	-2.7%	$1,572	-3.5%
Albany Engineered Composites (AEC)	20,709	20,438	1.3%	-	1.3%
Total	$193,518	$197,974	-2.3%	$1,572	-3.0%

The year-over-year decline in second-quarter MC sales was attributable to North America, where sales were particularly strong in Q2 2013. Compared to Q1 and the second half of 2013, North American sales improved. Sales in the rest of the world remained stable and were at levels comparable to Q2 2013. AEC sales rebounded from the transitional effects of the change in LEAP invoicing terms discussed in Q1.

During the second quarter, the Company determined that the value of MC inventories reported in prior periods was overstated. The overstatement originated when the Company transitioned to a new ERP system in the Americas in 2008 and Europe in 2011. Included in cost of goods sold for the second quarter is a charge of $1.6 million to correct the overstatement by reducing the carrying value of inventory associated with intercompany transfers.

Q2 2014 gross profit was $75.3 million, or 38.9 percent of net sales, compared to $77.4 million, or 39.1 percent of net sales, in the same period of 2013. MC gross profit margin declined from 43.8 percent in 2013 to 42.4 percent in 2014 principally due to the $1.6 million charge for the inventory valuation correction. AEC’s gross profit margin improved from 3.3 percent in Q2 2013 to 11.4 percent in Q2 2014 due to improvements in profitability of programs at the Company’s Boerne, Texas, facility.

Selling, technical, general, and research (STG&R) expenses were $54.4 million, or 28.1 percent of net sales, in the second quarter of 2014, including losses of $0.4 million related to the revaluation of nonfunctional-currency assets and liabilities. In Q2 2013, STG&R expenses were $56.6 million, or 28.6 percent of net sales, including income of $0.5 million related to the revaluation of nonfunctional-currency assets and liabilities. Q2 2013 STG&R expenses also included $1.0 million of corporate charges for increased legal expenses and accrual adjustments for the Company’s self-insured medical program.

The following table presents expenses associated with internally funded research and development by segment:

Table 2

	Research and development
	expenses by segment
	Three Months ended
	June 30,
(in thousands)	2014	2013
Machine Clothing	$5,185	$4,815
Albany Engineered Composites	2,267	2,507
Corporate expenses	199	351
Total	$7,651	$7,673

The following table summarizes second-quarter operating income by segment:

Table 3

	Operating Income/(loss)
	Three Months ended
	June 30,
(in thousands)	2014	2013
Machine Clothing	$33,879	$14,821
Albany Engineered Composites	(3,545)	(4,678)
Corporate expenses	(11,357)	(13,656)
Total	$18,977	($3,513)

Segment operating income was affected by restructuring and currency revaluation as shown in Table 4 below. Restructuring expense was principally related to the ongoing costs associated with the restructuring in France.

Table 4

	Expenses/(gain) in Q2 2014		Expenses/(gain) in Q2 2013
	resulting from		resulting from

(in thousands)	Restructuring	Revaluation	Restructuring	Revaluation

Machine Clothing	$1,297	$350	$24,230	($452)
Albany Engineered Composites	660	61	91	-
Corporate expenses	-	2	-	2
Total	$1,957	$413	$24,321	($450)

Q2 2014 Other income/expense, net, was income of $2.1 million, including gains related to the revaluation of nonfunctional-currency balances of $1.4 million, and an insurance-recovery gain of $1.0 million related to a claim for weather damage to the Company’s MC manufacturing facility in Germany. Q2 2013 Other income/expense, net, was expense of $2.2 million including losses related to the revaluation of nonfunctional-currency balances of $1.9 million.

The following table summarizes currency revaluation effects on certain financial metrics:

Table 5

	Income/(loss) attributable
	to currency revaluation
	Three Months ended
	June 30,
(in thousands)	2014	2013
Operating income	($413)	$450
Other income/(expense), net	1,397	(1,894)
Total	$984	($1,444)

The Company’s income tax rate, excluding tax adjustments, was 36.5 percent for Q2 2014, compared to 39.0 percent for the same period of 2013. Discrete tax charges and changes in the estimated income tax rate increased income tax expense by $0.8 million in 2014 and $1.4 million in 2013.

The following tables summarize Adjusted EBITDA:

Table 6

Three Months ended June 30, 2014		Albany	Corporate
	Machine	Engineered	expenses	Total
(in thousands)	Clothing	Composites	and other	Company
Net income	$33,879	($3,545)	($19,157)	$11,177
Interest expense, net	-	-	2,717	2,717
Income tax expense	-	-	7,216	7,216
Depreciation and amortization	11,554	2,453	2,090	16,097
EBITDA	45,433	(1,092)	(7,134)	37,207
Restructuring and other, net	1,297	660	-	1,957
Foreign currency revaluation losses/(gains)	350	61	(1,395)	(984)
Gain on insurance recovery	-	-	(961)	(961)
Pretax loss attributable to noncontrolling interest in ASC	-	45	-	45
Adjusted EBITDA	$47,080	($326)	($9,490)	$37,264

Table 7

Three months ended June 30, 2013		Albany	Corporate
	Machine	Engineered	expenses	Total
(in thousands)	Clothing	Composites	and other	Company
Net income/(loss)	$14,821	($4,678)	($17,522)	($7,379)
Loss from discontinued operations	-	-	351	351
Interest expense, net	-	-	3,547	3,547
Income tax expense	-	-	(2,243)	(2,243)
Depreciation and amortization	11,809	2,064	2,208	16,081
EBITDA	26,630	(2,614)	(13,659)	10,357
Restructuring and other, net	24,230	91	-	24,321
Foreign currency revaluation (gains)/losses	(452)	-	1,896	1,444
Adjusted EBITDA	$50,408	($2,523)	($11,763)	$36,122

Capital spending for equipment and software was $12.8 million for Q2 2014, bringing the year-to-date total to $27.7 million. Depreciation and amortization was $16.1 million for Q2 2014 and $32.0 million for the first six months of 2014.

In July, Safran reported that its Snecma subsidiary had been selected by GE to produce parts for the GE9X engine, including the 3-D woven forward fan case. Albany Safran Composites, LLC (“ASC”), as the exclusive supplier to Safran companies of 3-D woven composite aircraft engine parts, has commenced development efforts on the 9X case with Snecma, and is in the process of finalizing the commercial and other terms under which ASC will supply these parts.

CFO Comments

CFO and Treasurer John Cozzolino commented, “As expected, net debt improved during the second quarter. Net debt decreased about $16 million compared to the end of Q1 2014, and was $78 million at the end of Q2 2014 (see Table 15). The Company’s leverage ratio this quarter, as defined in our primary debt agreements, was 1.56. The improvement in net debt, as compared to the increase we saw in the first quarter, was due to a continuation of strong operating income combined with improved working capital performance and lower cash outflows for capital expenditures and taxes. With capital expenditures of approximately $28 million in the first half of the year, we now expect full-year spending to total $60 to $70 million. Cash paid for income taxes was about $2 million during the quarter and $9 million through the end of June. We continue to expect cash taxes of approximately $16 million for the full year.”

CEO Comments

President and Chief Executive Officer Joe Morone said, “Q2 2014 was a strong quarter for Albany International, with both businesses performing well and as expected. Despite the negative effect of the $1.6 million inventory adjustment, Adjusted EBITDA improved to $37.3 million for the quarter, compared to $36.1 million in Q2 2013. And for the first half of the year, Adjusted EBITDA was $75.0 million compared to $69.9 million in 2013.

“In MC, while sales were down 3 percent compared to a very strong Q2 last year; on a sequential basis sales in each major geographic segment were either stable or improved. Performance with strategic customers and in key product segments was again exceptional, and excluding that adjustment to inventory, gross margins were well within the normal range.

“AEC also performed well on all fronts – the ramp-up of the LEAP program, turnaround in our Boerne, Texas, operation, and continued progress in research and technology.

“Two noteworthy developments for AEC occurred just after the close of the quarter. AEC, through Albany Safran Composites, is developing the composite fan case for the GE9X, the engine that will power Boeing’s 777x aircraft. According to GE, the 9X will be the largest turbofan engine ever developed; AEC’s participation on a component as critical as the fan case thus represents a significant and highly visible market validation of the advantages of its composite technology. We have not yet finalized contract details, but we currently anticipate an annual revenue opportunity from this program of approximately $20-$25 million, once full-rate production levels are attained. Entry into service is currently projected for the end of the decade, with full-rate production early next decade. Because of the scale of the fan case, this will be a capital intensive program, but we do not at this time expect average annual total Company capital expenditures to exceed our previous estimates of $70 million per year for the rest of the decade.

“The second development took place at the recently concluded Farnborough Airshow. CFM reported that it had won over 850 new orders for the LEAP engine, bringing total orders to over 7,500 engines. CFM also reported that it has increased its estimate for the size of the single-air engine market in which the LEAP engine competes from 40,000 to 45,000 engines. CFM also disclosed during the show that it is working on enhancements to LEAP which have the potential to reduce ‘hundreds of pounds’ of engine weight. As we have discussed before AEC is developing with Safran additional composite parts that are candidates for inclusion in future upgrades to the LEAP engine.

“Turning to the outlook, because of seasonal effects, the second half of the year in MC and thus the overall Company is typically weaker than the first half. But on a year-over-year basis, barring any downside macro-economic developments, we currently expect second-half 2014 MC Adjusted EBITDA to be stronger than second-half 2013. We also expect AEC revenue to be stronger in the second half than it was in both the first half of 2014 and the second half of 2013. And for the overall Company, while second-half Adjusted EBITDA will likely be weaker than first-half, we currently expect it to be stronger than it was for the comparable period last year.

“In sum this was a good quarter, with both businesses performing well and as expected, significant developments in AEC, and an outlook for continued favorable year-over-year performance in the second half of the year.”

The Company plans a webcast to discuss second-quarter 2014 financial results on Tuesday, August 5, 2014, at 9:00 a.m. Eastern Time. For access, go to www.albint.com.

About Albany International Corp.

Albany International is a global advanced textiles and materials processing company, with two core businesses. Machine Clothing is the world’s leading producer of custom-designed fabrics and belts essential to production in the paper, nonwovens, and other process industries. Albany Engineered Composites is a rapidly growing supplier of highly engineered composite parts for the aerospace industry. Albany International is headquartered in Rochester, New Hampshire, operates 20 plants in 11 countries, employs 4,100 people worldwide, and is listed on the New York Stock Exchange (Symbol AIN). Additional information about the Company and its products and services can be found at www.albint.com.

This release contains certain items, such as earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, sales excluding currency effects, income tax rate exclusive of income tax adjustments, net debt, net income attributable to the Company, excluding adjustments (on an absolute and per-share basis), and certain income and expense items on a per-share basis that could be considered non-GAAP financial measures. Such items are provided because management believes that, when presented together with the GAAP items to which they relate, they provide additional useful information to investors regarding the Company’s operational performance. Presenting increases or decreases in sales, after currency effects are excluded, can give management and investors insight into underlying sales trends. An understanding of the impact in a particular quarter of specific restructuring costs, or other gains and losses, on operating income or EBITDA can give management and investors additional insight into quarterly performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect. All non-GAAP financial measures in this release relate to the Company’s continuing operations.

The effect of changes in currency translation rates is calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period. That amount is then compared to the U.S. dollar amount reported in the current period. The Company calculates Income tax adjustments by adding discrete tax items to the effect of a change in tax rate for the reporting period. The Company calculates its income tax rate, exclusive of income tax adjustments, by removing income tax adjustments from total Income tax expense, then dividing that result by Income before income taxes. The Company calculates EBITDA by removing the following from Net income: Interest expense net, Income tax expense, Depreciation and amortization, and Income or loss from Discontinued Operations. Adjusted EBITDA is calculated by adding to EBITDA, costs associated with restructuring and pension settlement charges, adding or subtracting revaluation losses or gains, subtracting building sale gains, and subtracting Income attributable to the noncontrolling interest in ASC. The Company believes that EBITDA and Adjusted EBITDA provide useful information to investors because they provide an indication of the strength and performance of the Company's ongoing business operations, including its ability to fund discretionary spending such as capital expenditures and strategic investments, as well as its ability to incur and service debt. While depreciation and amortization are operating costs under GAAP, they are non-cash expenses equal to current period allocation of costs associated with capital and other long-lived investments made in prior periods. While restructuring expenses, foreign currency revaluation losses or gains, pension settlement charges, and building sale gains have an impact on the Company's net income, removing them from EBITDA can provide, in the opinion of the Company, a better measure of operating performance. EBITDA is also a calculation commonly used by investors and analysts to evaluate and compare the periodic and future operating performance and value of companies. EBITDA, as defined by the Company, may not be similar to EBITDA measures of other companies. Such EBITDA measures may not be considered measurements under GAAP, and should be considered in addition to, but not as substitutes for, the information contained in the Company’s statements of income.

The Company discloses certain income and expense items on a per-share basis. The Company believes that such disclosures provide important insight into underlying quarterly earnings and are financial performance metrics commonly used by investors. The Company calculates the per-share amount for items included in continuing operations by using the effective tax rate utilized in that reporting period and the weighted average number of shares outstanding for each period.

Table 8

Six Months ended June 30, 2014		Albany	Corporate
	Machine	Engineered	expenses	Total
(in thousands)	Clothing	Composites	and other	Company
Net income	$70,022	($7,021)	($41,131)	$21,870
Interest expense, net	-	-	5,635	5,635
Income tax expense	-	-	14,673	14,673
Depreciation and amortization	23,009	4,775	4,221	32,005
EBITDA	93,031	(2,246)	(16,602)	74,183
Restructuring and other, net	2,159	980	-	3,139
Foreign currency revaluation losses/(gains)	502	99	(1,901)	(1,300)
Gain on insurance recovery	-	-	(961)	(961)
Pretax income attributable to noncontrolling interest in ASC	-	(13)	-	(13)
Adjusted EBITDA	$95,692	($1,180)	($19,464)	$75,048

Table 9

Six months ended June 30, 2013		Albany	Corporate
	Machine	Engineered	expenses	Total
(in thousands)	Clothing	Composites	and other	Company
Net income	$52,377	($9,081)	($39,164)	$4,132
Loss from discontinued operations	-	-	351	351
Interest expense, net	-	-	7,572	7,572
Income tax expense	-	-	4,005	4,005
Depreciation and amortization	23,679	3,795	4,481	31,955
EBITDA	76,056	(5,286)	(22,755)	48,015
Restructuring and other, net	24,423	534	-	24,957
Foreign currency revaluation (gains)/losses	(1,195)	-	1,907	712
Gain on sale of former manufacturing facility	-	-	(3,763)	(3,763)
Adjusted EBITDA	$99,284	($4,752)	($24,611)	$69,921

Table 10

Three months ended June 30, 2014

	Pre-tax	Tax	After-tax	Per Share
(in thousands, except per share amounts)	amounts	Effect	Effect	Effect
Restructuring and other, net	$1,957	$714	$1,243	$0.04
Foreign currency revaluation gains	984	359	625	0.02
Gain on insurance recovery	961	-	961	0.03
Net discrete income tax charge	-	569	569	0.02
Unfavorable effect of change in income tax rate	-	278	278	0.01
Adjustment to correct MC inventory value	1,577	576	1,001	0.03

Table 11

Three months ended June 30, 2013

	Pre-tax	Tax	After-tax	Per Share
(in thousands, except per share amounts)	amounts	Effect	Effect	Effect
Restructuring and other, net	$24,321	$9,485	$14,836	$0.47
Foreign currency revaluation losses	1,444	563	881	0.03
Net discrete income tax charge	-	485	485	0.02
Unfavorable effect of change in income tax rate	-	888	888	0.03

Table 12

Six months ended June 30, 2014

	Pre-tax	Tax	After-tax	Per Share
(in thousands, except per share amounts)	amounts	Effect	Effect	Effect
Restructuring and other, net	$3,139	$1,128	$2,011	$0.06
Foreign currency revaluation gains	1,300	469	831	0.03
Gain on insurance recovery	961	-	961	0.03
Net discrete income tax charge	-	1,673	1,673	0.05
Adjustment to correct MC inventory value	1,577	576	1,001	0.03

Table 13

Six months ended June 30, 2013

	Pre-tax	Tax	After-tax	Per Share
(in thousands, except per share amounts)	amounts	Effect	Effect	Effect
Restructuring and other, net	$24,957	$9,701	$15,256	$0.48
Foreign currency revaluation losses	712	314	398	0.01
Gain on sale of former manufacturing facility	3,763	1,279	2,484	0.08
Net discrete income tax charge	-	695	695	0.03

The following table contains the calculation of net income per share attributable to the Company, excluding adjustments:

Table 14

	Three Months ended		Six Months ended
	June 30,		June 30,
Per share amounts (Basic)	2014	2013	2014	2013
Net income/(loss) attributable to the Company, reported	$0.35	($0.23)	$0.69	$0.13
Adjustments:
Loss on discontinued operations	-	0.01	-	0.01
Restructuring charges	0.04	0.47	0.06	0.48
Discrete tax charges and effect of change in income tax rate	0.03	0.05	0.05	0.03
Foreign currency revaluation (gains)/ losses	(0.02)	0.03	(0.03)	0.01
Gain on insurance recovery	(0.03)	-	(0.03)	-
Gain on the sale of a former manufacturing facility	-	-	-	(0.08)
Net income attributable to the Company, excluding adjustments	$0.37	$0.33	$0.74	$0.58

The following table contains the calculation of net debt:

Table 15

	June 30,	March 31,	December 31,	December 31,	December 31,
(in thousands)	2014	2014	2013	2012	2011
Notes and loans payable	$692	$797	$625	$586	$424
Current maturities of long-term debt	1,265	2,514	3,764	83,276	1,263
Long-term debt	283,104	299,108	300,111	235,877	373,125
Total debt	285,061	302,419	304,500	319,739	374,812
Cash	206,836	208,379	222,666	190,718	118,909
Net debt	$78,225	94,040	$81,834	$129,021	$255,903

This press release may contain statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” “should” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties (including, without limitation, those set forth in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q) that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections.

Forward-looking statements in this release or in the webcast include, without limitation, statements about economic and paper industry trends and conditions during 2014 and in future years; sales, EBITDA, Adjusted EBITDA and operating income expectations in 2014 and in future periods in each of the Company’s businesses and for the Company as a whole; the timing and impact of production and development programs in the Company’s AEC business segment and AEC sales growth potential; the amount and timing of capital expenditures, future tax rates and cash paid for taxes, depreciation and amortization; future debt and net debt levels and debt covenant ratios; and future revaluation gains and losses. Furthermore, a change in any one or more of the foregoing factors could have a material effect on the Company’s financial results in any period. Such statements are based on current expectations, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

Statements expressing management’s assessments of the growth potential of its businesses, or referring to earlier assessments of such potential, are not intended as forecasts of actual future growth, and should not be relied on as such. While management believes such assessments to have a reasonable basis, such assessments are, by their nature, inherently uncertain. This release and earlier releases set forth a number of assumptions regarding these assessments, including historical results, independent forecasts regarding the markets in which these businesses operate, and the timing and magnitude of orders for our customers’ products. Historical growth rates are no guarantee of future growth, and such independent forecasts and assumptions could prove materially incorrect, in some cases.

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

Three Months Ended			Six Months Ended
June 30,			June 30,

2014	2013		2014	2013

$193,518	$197,974	Net sales	$373,825	$384,628
118,175	120,541	Cost of goods sold	223,673	234,426

75,343	77,433	Gross profit	150,152	150,202
40,012	41,994	Selling, general, and administrative expenses	79,169	78,547
14,397	14,631	Technical, product engineering, and research expenses	28,266	27,693
1,957	24,321	Restructuring and other, net	3,139	24,957

18,977	(3,513)	Operating income	39,578	19,005
2,717	3,547	Interest expense, net	5,635	7,572
(2,133)	2,211	Other (income)/expenses, net	(2,600)	2,945

18,393	(9,271)	Income before income taxes	36,543	8,488
7,216	(2,243)	Income tax expense	14,673	4,005

11,177	(7,028)	Income from continuing operations	21,870	4,483

-	(575)	(Loss)/income from operations of discontinued business	-	(575)
-	(224)	Income tax (benefit)/expense on discontinued operations	-	(224)
-	(351)	(Loss)/income from discontinued operations	-	(351)
11,177	(7,379)	Net income/(loss)	21,870	4,132
(42)	-	Net income attributable to the noncontrolling interest	30	-
$11,219	($7,379)	Net income/(loss) attributable to the Company	$21,840	$4,132

		Earnings per share attributable to Company shareholders - Basic
$0.35	($0.22)	Income/(loss) from continuing operations	$0.69	$0.14
0.00	(0.01)	Discontinued operations	0.00	(0.01)
$0.35	($0.23)	Net income/(loss) attributable to the Company	$0.69	$0.13

		Earnings per share attributable to Company shareholders - Diluted
$0.35	($0.22)	Income/(loss) from continuing operations	$0.68	$0.14
0.00	(0.01)	Discontinued operations	0.00	(0.01)
$0.35	($0.23)	Net income/(loss) attributable to the Company	$0.68	$0.13

		Shares of the Company used in computing earnings per share:
31,832	31,628	Basic	31,809	31,562
31,935	31,628	Diluted	31,913	31,687

$0.16	$0.15	Dividends per share	$0.31	$0.29

ALBANY INTERNATIONAL CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	June 30,	December 31,
	2014	2013
ASSETS
Cash and cash equivalents	$206,836	$222,666
Accounts receivable, net	148,473	163,547
Inventories	123,889	112,739
Deferred income taxes	13,900	13,873
Prepaid expenses and other current assets	10,120	9,659
Total current assets	503,218	522,484

Property, plant and equipment, net	414,758	418,830
Intangibles	501	616
Goodwill	78,635	78,890
Income taxes receivable and deferred	111,942	119,612
Other assets	29,709	26,456
Total assets	$1,138,763	$1,166,888

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes and loans payable	$692	$625
Accounts payable	35,698	36,397
Accrued liabilities	100,006	112,331
Current maturities of long-term debt	1,265	3,764
Income taxes payable and deferred	4,378	5,391
Total current liabilities	142,039	158,508

Long-term debt	283,104	300,111
Other noncurrent liabilities	100,940	106,014
Deferred taxes and other credits	53,302	54,476
Total liabilities	579,385	619,109

SHAREHOLDERS' EQUITY
Preferred stock, par value $5.00 per share;
authorized 2,000,000 shares; none issued	-	-
Class A Common Stock, par value $.001 per share;
authorized 100,000,000 shares; issued
37,064,939 in 2014 and 36,997,277 in 2013	37	37
Class B Common Stock, par value $.001 per share;
authorized 25,000,000 shares; issued and
outstanding 3,235,048 in 2014 and 3,235,048 in 2013	3	3
Additional paid in capital	418,117	416,728
Retained earnings	446,570	434,598
Accumulated items of other comprehensive income:
Translation adjustments	(1,976)	(138)
Pension and postretirement liability adjustments	(48,205)	(48,383)
Derivative valuation adjustment	(1,199)	(977)
Treasury stock (Class A), at cost 8,459,498 shares
in 2014 and 8,463,635 in 2013	(257,481)	(257,571)
Total Company shareholders' equity	555,866	544,297
Noncontrolling interest	3,512	3,482
Total equity	559,378	547,779
Total liabilities and shareholders' equity	$1,138,763	$1,166,888

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOW
(in thousands)
(unaudited)

Three Months Ended			Six Months Ended
June 30,			June 30,

2014	2013		2014	2013
		OPERATING ACTIVITIES
$11,177	($7,379)	Net income	$21,870	$4,132
		Adjustments to reconcile net income to net cash provided by /(used in) operating activities:
14,276	14,427	Depreciation	28,383	28,638
1,821	1,654	Amortization	3,622	3,317
2,946	(7,864)	Change in long-term liabilities, deferred taxes and other credits	2,732	(3,991)
728	21	Provision for write-off of property, plant and equipment	729	65
(961)	-	(Gain) on disposition or involuntary conversion of assets	(961)	(3,763)
(106)	(172)	Excess tax benefit of options exercised	(145)	(524)
405	(476)	Compensation and benefits paid or payable in Class A Common Stock	947	(1,174)

		Changes in operating assets and liabilities, net of business divestitures:
3,333	(4,515)	Accounts receivable	14,297	(6,238)
(1,963)	2,458	Inventories	(10,959)	(530)
1,762	1,544	Prepaid expenses and other current assets	(386)	(2,033)
(7)	28	Income taxes prepaid and receivable	14	180
555	(1,139)	Accounts payable	(739)	(592)
170	29,912	Accrued liabilities	(12,679)	20,929
651	441	Income taxes payable	(1,059)	(4,877)
(2,098)	(793)	Other, net	(4,129)	(1,231)
32,689	28,147	Net cash provided by operating activities	41,537	32,308

		INVESTING ACTIVITIES
(12,799)	(14,620)	Purchases of property, plant and equipment	(27,402)	(27,808)
(21)	(555)	Purchased software	(315)	(648)
961	-	Proceeds from sale or involuntary conversion of assets	961	6,268
(11,859)	(15,175)	Net cash (used in)/provided by investing activities	(26,756)	(22,188)

		FINANCING ACTIVITIES
235	5,037	Proceeds from borrowings	4,670	51,905
(17,593)	(18,476)	Principal payments on debt	(24,109)	(50,659)
261	1,004	Proceeds from options exercised	387	2,968
106	172	Excess tax benefit of options exercised	145	524
-	(76)	Debt acquisition costs	-	(1,639)
(4,774)	(4,423)	Dividends paid	(9,539)	(4,423)
(21,765)	(16,762)	Net cash (used in)/provided by financing activities	(28,446)	(1,324)

(608)	1,278	Effect of exchange rate changes on cash and cash equivalents	(2,165)	(2,193)

(1,543)	(2,512)	(Decrease)/increase in cash and cash equivalents	(15,830)	6,603
208,379	199,833	Cash and cash equivalents at beginning of period	222,666	190,718
$206,836	$197,321	Cash and cash equivalents at end of period	$206,836	$197,321

CONTACT:
Albany International Corp.
Investors
John Cozzolino, 518-445-2281
john.cozzolino@albint.com
or
Media
Susan Siegel, 603-330-5866
susan.siegel@albint.com